Exhibit 10.1

WEX Inc.
97 Darling Ave
South Portland, ME 04106

April 20, 2022

Jagtar Narula
Rock Hill, SC

Dear Jagtar,

On behalf of the WEX leadership team, and subject to and contingent on prior approval by the WEX Inc. Board of Directors (the “Board”) (as well as prior approval by the Board’s Leadership Development and Compensation Committee (the “LDCC”) of all compensation- and incentive-related components, including relocation assistance and benefits, of this offer), I am pleased to offer you the Chief Financial Officer position reporting to Melissa Smith with an expected start date of May 25, 2022.

Compensation
Your annual base salary will be USD$500,000.00 paid on a bi-weekly basis, less applicable taxes and withholdings. The position will be based in Portland, ME with travel to other offices as needed.    Reasonable relocation assistance will be provided through our third-party provider, Weichert, as approved by the LDCC and in accordance with applicable WEX policy.

Annual Cash Incentive
You will be eligible to participate in the Company’s discretionary Short Term Incentive Program (“STIP”) during your employment with WEX. STIP payments are awarded on an annual basis at the sole discretion of the Company and contingent on achievement of Company objectives. Your annual bonus target is 90% of your eligible earnings (as defined in the relevant STIP documentation, as amended from time to time) and will be pro-rated based on your date of hire. The Company reserves the right in its sole discretion to make modifications to or to discontinue the program at any time.

Annual Equity Incentive
You will be eligible for future Long Term Incentive Plan (LTIP) grants, however, they are not guaranteed. The annual target LTIP award for your role is USD$2,050,000. All grants, including your one-time grants (below), are subject to approval by the Board/LDCC and the terms and conditions of WEX’s Amended and Restated 2019 Equity and Incentive Plan, as it may be further amended, and applicable unit award agreement(s) (collectively, the “Plan”).

Total Annual Target Compensation (comprised of base salary, STIP and LTIP, all as set forth above): USD$3,000,000, subject to LDCC approval.

Special One-Time Awards

You will receive a one-time equity grant with a fair market value on the grant date of USD$2,000,000 in accordance with the terms of the Plan. The form of the award will be stock options, restricted stock units and performance-based restricted stock units, in accordance with the Company’s 2022 LTIP Program grants. The WEX Inc. closing stock price on the grant date will be used to determine the number of restricted stock and performance-based restricted stock units and the number of options will be based on the grant date accounting value. The grant date for the award will be pursuant to WEX’s customary equity award grant schedule following your hire date (estimated to be June 15, 2022), subject to prior Board/LDCC approval. At grant, you will receive a separate memorandum and unit award agreement outlining the award, and requiring your acknowledgement and acceptance.
In addition, you will receive a one-time equity grant of performance-based restricted stock units with a fair market value on the grant date of USD$500,000 (at Target) in accordance with the terms of the Plan. The grant will be subject to final scoring and will have the same performance metrics as the performance-based restricted stock units in the Company’s 2021 LTIP Program PRSU grants.  The WEX Inc. closing stock price on the grant date will be used to determine the number of units. The grant date for the award will be pursuant to WEX’s customary equity award grant schedule following your hire date (estimated to be June 15, 2022), subject to prior Board/LDCC approval. At the time of grant, you will receive a separate memorandum and unit award agreement outlining the award, and requiring your acknowledgement and acceptance.
Finally, you will receive a one-time equity grant with a fair market value on the grant date of USD$1,500,000 in accordance with the terms of the Plan. The form of the award will be Restricted Stock Units, which will vest 1/2 per year on the first two anniversaries of the grant date. The WEX Inc. closing stock price on the grant date will be used to determine the number of units. The grant date for the award will be pursuant to WEX’s customary equity award grant schedule following your hire date (estimated to be June 15, 2022), subject to prior Board/LDCC approval. At grant, you will receive a separate memorandum and unit award agreement outlining the award, and requiring your acknowledgement and acceptance.

Benefits
WEX offers a robust benefits plan including Paid Time Off, Volunteer Time Off, 401(k), Medical and Dental, Long and Short Term Disability, Tuition Reimbursement, Wellness benefits and much more. Please see the benefits summary document for more details on benefit plans and eligibility.  In addition, you are eligible to participate in the following perquisites: Financial Planning reimbursement (currently up to USD$12,000 per year) and Executive Physical program.

Terms and Conditions
In addition to the contingencies set forth above, this offer is contingent upon your acceptance of certain WEX policies and agreements and satisfactory completion of a conflicts check, Director and Officer questionnaire, background check and drug test. You will receive notification in your Workday and/or email inbox for any required tasks. As a condition of your employment, you certify to the Company that you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, assignment of inventions, non-competition or other agreement that would restrict your performance for the Company. You further certify that your signing this offer letter does not violate any order, judgment or injunction applicable to you, conflict with or breach any agreement to which you are a part or by which you are bound. If you are subject to any such agreement or order, please forward it to me at melanie.tinto@wexinc.com. You further certify and agree that you are not in breach of, and that you will honor the terms of, all agreements between you and any prior employer. By accepting this offer, you represent and warrant to the Company that you have not taken and will not take (whether by email, USB, cloud storage, hard copy or otherwise) any confidential, non-public proprietary or trade secret information or materials belonging to any past client, customer, partner, employer or other third party, will not make any unauthorized disclosure to the Company, or unauthorized use on behalf of the Company, of any such information or materials, and will not induce the Company or any of its employees, contractors or agents to use any such information or materials. You acknowledge that you have carefully read this provision, that you understand the representations contained herein, and that the Company and Board will rely upon the representations contained in this paragraph in commencing its employment relationship with you. You further agree to provide such further certifications to WEX as WEX deems reasonably necessary in its discretion.

Employment Eligibility
In accordance with applicable laws, rules and regulations, you will be required to present acceptable documentation verifying your identity and eligibility to work in the United States in connection with your timely completion of the I-9 verification process. If applicable, this may include presenting acceptable documentation proving that you have obtained valid work authorization status (e.g., EAD, L-1, H-1B) to work as a WEX employee in the United States before your scheduled start date and thereafter maintaining your valid work authorization status throughout your employment with WEX.

While this offer represents the initial terms and conditions of your employment, this offer does not constitute a contract of employment and the Company reserves the right to change employment policies, conditions of employment and benefits, so that we can continue to offer competitive employment conditions and maintain our sound business condition. Your employment with the Company is “at will,” which means that your employment can be terminated either by yourself or the employer at any time, for any reason.

We look forward to your acceptance of this offer and working with you. Please acknowledge acceptance of the above by signing electronically. Upon acceptance, and approval by the Board/LDCC, please check your Workday account to see any assigned onboarding tasks, which you should complete prior to your start date. You will also receive an email with instructions to complete your background investigation.
If you have any questions regarding this offer, please feel free to contact me.

Sincerely,

/s/ Melanie Tinto
Melanie Tinto
Chief Human Resources Officer

Please sign and date the offer letter below.  Scan a copy and return to Melanie.tinto@wexinc.com.

I, Jagtar Narula, accept the terms of this offer.

Signature: /s/ Jagtar Narula

Date: 4/21/2022